Exhibit 10.4


                           RENAISSANCE COSMETICS, INC.
                               635 MADISON AVENUE
                            NEW YORK, NEW YORK 10022


                                                              November 1, 1997


Mr. Sean Greene
3003 Lake Shore Drive
Long Beach, Indiana  46360


         Re:  EMPLOYMENT AGREEMENT ("AGREEMENT")

Dear Sean:

                  This Agreement sets forth the terms and conditions of your continued employment with Renaissance Cosmetics, Inc., a Delaware corporation ("RCI"), and certain of its subsidiaries (the "Subsidiaries") as designated from time to time by the Chief Executive Officer and/or Board of Directors of RCI (the "Board"). RCI and the Subsidiaries are sometimes collectively referred to herein as the "Company." This Agreement shall become effective as of November 1, 1997 (the "Effective Date").

                  1. EMPLOYMENT AND SERVICES. You shall continue to be employed as a Group Vice President, Sales of RCI and President, RCI Sales Co., for the period beginning on the Effective Date and ending upon the third anniversary of the Effective Date or earlier termination pursuant to paragraph 5 (the "Employment Period"); provided, however, that, in the absence of termination, the Employment Period shall be extended for successive one year terms so long as neither party gives written notice of non-renewal to the other party not less than 90 days prior to the then-current scheduled expiration date of the Employment Period. If such notice of non-renewal is given, this Agreement shall expire at the end of the then-current term. During the Employment Period, you shall render such services to the Company as the Chief Executive Officer and/or Board shall designate from time to time, and you shall devote your best efforts and full time and attention to the business of the Company.

                  2. COMPENSATION. During the Employment Period, the Company shall pay you an annual base salary of $350,000 ("Base Salary"), payable in installments in accordance with the Company's regular payroll practices. The Base Salary shall be subject to annual review by the Board and possible increase on an annual basis, in the discretion of the Board. In addition, during the Employment Period, you will participate in the Company's senior executive annual bonus


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program, on terms to be determined by the Board. The bonus program is reviewed by the Board yearly at which time the Board sets targets which it deems reasonable for the Company. If the Company achieves 100% of those targets, you will receive a bonus equal to 100% of your annual base salary.

                  3.       APPOINTMENT TO BOARD OF DIRECTORS.

                  (a) Effective as of the Effective Date, the Board has appointed you to the position of director and Vice Chairman of the Board, to serve until your successor shall be duly elected and qualified.

                  (b) RCI shall, during the Employment Period, (i) include you on its slate of directors to be re-elected to the Board at each annual or special meeting of the shareholders at which directors of RCI are to be elected or in connection with each solicitation of consents through which directors of RCI are to be selected, and (ii) use its best efforts to cause you to be re-elected to the Board at each such meeting or through each such solicitation of consents.

                  (c)      See Attachment A hereto.

                  (d) RCI will indemnify you (both in your capacity as an officer and a director) to the fullest extent permitted by law and as provided in that certain Amended and Restated Indemnification Agreement, dated as of even date herewith, by and between you and RCI.

                  4.       BENEFITS.

                           (a)      INSURANCE.  You shall be entitled to
participate in the Company's insurance plans, retirement plans and all other benefit plans generally available to the Company's executive employees as in effect from time to time.

                           (b)      VACATION.  During the Employment Period, you
shall receive four weeks of paid vacation per year. Unused vacation shall accrue for the following year; however, you agree not to take more than five weeks of vacation in any one year. In addition, any unused vacation (determined on the basis of four weeks per year) from the first date of your employment with the Company up to the Effective Date shall accrue in accordance with the terms hereof. Upon termination of your employment for any reason, you will be entitled to receive payment for any accrued but unused vacation through the date of termination.

                           (c)      STAY BONUS PROGRAM.  If the Board implements
a stay bonus program (the "Program") during the Employment Period, you will participate in such Program in the same manner and at the same level as the Chief Executive Officer of the Company (as determined by the Board).

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                           (d)      REIMBURSEMENT OF EXPENSES.  The Company will
reimburse your reasonable out-of-pocket expenses incurred in connection with the performance of your services hereunder, in each case subject to and consistent with Company policy.

                           (e)      COMPANY CAR.  You will be entitled to the
use of a company car at the Company's expense on terms no less favorable than those provided to the Company's executives generally (the "Company Car"). The Company may, in its discretion, lease or acquire the Company Car for your use, consistent with the Company's prior practice; provided, however, that the purchase price of the Company Car (or the purchase price implicit in the lease rate) including all taxes shall not exceed $45,000 (or you may choose a car allowance of $1,200 per month). At the expiration of the Employment Period as provided in paragraph 1 hereof or upon the termination of your employment by the Company without Cause (as defined below) or by you for Good Reason (as defined below), the Company Car shall become your property, at no expense to you; provided, however, that in the event the Company Car is under lease to the Company at such time, the Company may, in its discretion, elect to continue to make the payments under the lease and transfer title to the Company Car to you at the end of the term of the lease, and provided further that you will not be entitled to the continuation of any other benefits under the Company's then-current car policy.

                  5.       TERMINATION AND SEVERANCE.

                           (a)      The Employment Period shall terminate on the
first to occur of (a) the then-current scheduled expiration date of the Employment Period, (b) termination with or without Good Reason (as defined below) by you, or (c) termination with or without Cause (as defined below) by the Chief Executive Officer or the Board.

                           (b)      If (i) the Company terminates your
employment with Cause, or (ii) you terminate your employment without Good Reason, you shall be entitled to receive only accrued but unpaid Base Salary and other benefits to which you are entitled through the date of termination, plus unreimbursed expenses incurred through the date of termination.

                           (c)      If the Company terminates your employment
for reasons other than for Cause, or you terminate your employment for Good Reason, you shall be entitled to (i) the amount of any accrued but unpaid Base Salary and other benefits to which you are entitled through the date of termination, and unreimbursed expenses incurred through the date of termination, plus (ii) one year's Base Salary (net of any severance benefits payable to you under the Company's severance policy as may then be in effect) (the "Severance Payments"). In addition, in the event the executives participating in the senior executive bonus program receive a bonus for the fiscal year in which your employment is terminated for the reasons described in this paragraph (c), you will also receive the full amount of the bonus you would have been entitled to receive with respect to such fiscal year but for the termination of our employment at any time during such fiscal year. You shall also be entitled to receive the full benefits (as described in paragraph 4(a) hereof) you were receiving immediately prior to the termination date for the period in which you are receiving Severance Payments.


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                           (d)       For purposes of this Agreement:

                           (i)      "Cause" shall mean:

                                    (A)     your willful and repeated failure to
comply with the lawful directives of the Chief Executive Officer and/or the Board;

                                    (B)     any criminal act or act of
dishonesty, disloyalty, misconduct or moral turpitude by you that is injurious in any significant respect to the property, operations, business or reputation of the Company; or

                                    (C)     your material breach of this
Agreement (which shall include any breach of paragraph 6 or paragraph 7 hereof).

                  A determination that Cause exists shall be made by the Board.

                           (ii)     "Good Reason" shall mean termination at your
election based on (A), (B), (C) or (D) below (provided that such termination occurs within 90 days of the date on which the event described in (A), (B), (C) or (D) becomes effective) or by reason of an event described in (E) below:

                                    (A)     a reduction in your fringe or
retirement benefits that is not applied by the Company to executives generally or, in the case of any benefit unique to you, a more than immaterial reduction in such benefit, or a reduction by the Company in your Base Salary;

                                    (B)     the (I) merger or consolidation of
RCI into or with any other entity, (II) change in control of RCI (which, for purposes hereof, shall mean a transfer to a third party (i.e., a party other than RCI or one of its Subsidiaries) which vests in such third party 50% or more of the total voting power of the common stock of RCI), or (III) sale, transfer or other disposition of all or substantially all of the assets of RCI ((I), (II) and (III) are collectively referred to as a "Restructuring Event"), unless the entity which survives the Restructuring Event shall assume and agree to perform the obligations of RCI hereunder pursuant to an instrument reasonably acceptable to you;

                                    (C)     you are required by the Company to
relocate or your travel time increases materially compared to your past practice with the Company;

                                    (D)     you are removed from your position
as a director on the Board or you are not re-elected to such position (for reasons other than in connection with the termination of your employment by the Company for Cause or by you without Good Reason); or

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                           (E) you die or become mentally or physically disabled
for such period of time and under circumstances which entitle you to receive disability benefits under the terms of the Company's long-term disability insurance policy then maintained by the Company.

                  (e) In the event that, during the period in which you are receiving Severance Payments and the other benefits described in paragraph (c) hereof (collectively, the "Severance Benefits"), you secure full-time employment with any third party, you shall notify the Company of such employment prior to the commencement thereof. Effective immediately upon the commencement of your new employment, the Severance Benefits shall cease and the Company shall have no further obligation to you with respect to Severance Benefits.

                  (f) All Severance Payments shall be made monthly.

                  6. CONFIDENTIAL INFORMATION. You acknowledge that information obtained by you during your employment with the Company concerning the business or affairs of the Company ("Confidential Information") is the property of the Company. You shall not at any time during or after the Employment Period, without the prior written consent of the Board, disclose to any unauthorized person or use for your own account or for the account of any person other than the Company and its subsidiaries any Confidential Information, except to the extent necessary to comply with applicable laws or to the extent that such information becomes generally known to and available for use by the public other than as a result of your acts or failure to act. Upon termination of the Employment Period or at the request of the Board at any time, you shall deliver to the Board all documents containing Confidential Information or relating to the business or affairs of the Company that you may then possess or have under your control.

                  7. NON-COMPETITION; NON-SOLICITATION.

                           (a) NON-COMPETITION. You acknowledge that you are and
will be in possession of Confidential Information and that your services are of unique and great value to the Company. Accordingly, during the Employment Period and, if applicable, for so long as you are receiving Severance Payments in accordance with the terms of paragraph 5 hereof (the "Non-Compete Period"), you shall not directly or indirectly own, manage, control, participate in, consult with, render services to, or in any manner engage in, any enterprise competing with any business of the Company conducted or proposed (during the Employment Period or on the date of termination of the Employment Period) to be conducted, within any geographical area in which the Company engages or plans (during the Employment Period or on the date of termination of the Employment Period) to engage in such business. Nothing herein shall prohibit you from being a passive owner of not more than 1% of any publicly-traded class of capital stock of any entity engaged in a competing business.

                           (b) NON-SOLICITATION. During the Non-Compete Period,
you shall not (i) induce or attempt to induce any employee of the Company to terminate, or in any way interfere with, the relationship between the Company and any employee thereof, (ii) hire directly or through



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another entity any person who was an employee of the Company at any time during the Employment Period or (iii) induce or attempt to induce any customer or other business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any such customer or business relation and the Company.

                           (c) SCOPE OF RESTRICTION. If, at the time of
enforcement of this paragraph 7, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area.

                           (d) INJUNCTIVE RELIEF. You acknowledge that the
Company would be irreparably harmed by a breach by you of the provisions of this paragraph 7 or of paragraph 6 above, and hereby consent to the Company's request for injunctive relief in connection with any such breach or threatened breach.

                  8. KEY MAN LIFE INSURANCE. In the event the Company purchases a key man life insurance policy covering you, you agree to provide the Company with such information, and execute such documents, as may be necessary for the Company to purchase such policy.

                  9. PRIOR AGREEMENTS. This Agreement embodies the complete agreement and understanding between the parties and supersedes any and all prior agreements, arrangements or understandings, written or oral, with respect to your employment with RCI and/or the Company. This Agreement may be amended or modified, and the terms hereof may be waived, only in a writing duly executed and delivered by you and RCI.

                  10. SURVIVAL. The provisions of paragraphs 6 and 7 hereof will survive any termination of this Agreement.

                  11. GOVERNING LAW. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by the internal law, and not the law of conflicts, of the State of Delaware.

                  12. NOTICES. Any notices, consents or other communications required hereunder shall be in writing and shall be sufficiently given only if sent by overnight courier (such as Federal express) or by registered or certified mail (return receipt requested), postage prepaid, addressed as follows (or to such other address or addresses as may hereafter be furnished in writing by notices similarly given by one party to the other):

                           To you:

                           Mr. Sean Greene
                           3003 Lake Shore Drive
                           Long Beach, Indiana  46360



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                           To the Company:

                           Renaissance Cosmetics, Inc.
                           635 Madison Avenue
                           New York, New York 10022
                           Attention:  Group Vice President, Corporate
                           Development and Human Resources

                  13. COUNTERPARTS. This Agreement may be executed in two or more original counterparts, each of which shall constitute an original and both or all of which together shall constitute one and the same instrument. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement. Signatures may be exchanged by telecopy, with original signatures to follow. Each party to this Agreement agrees to be bound by its/his own telecopied signature and to accept the telecopied signature of the other party to this Agreement.

                  14. SEVERABILITY. The various provision of this Agreement are severable from each other and from the rest of this Agreement, and, in the event any part of this Agreement is held to be invalid or unenforceable by a court or otherwise, the remainder of this Agreement shall be fully effective, operative and enforceable.

                  15. ATTORNEYS' FEES. Should any dispute arise between the Company and you concerning this Agreement or its terms and conditions, the substantially prevailing party in any action or proceeding brought to resolve such dispute, whether at trial, on appeal or in another proceeding shall be entitled to receive from the other party its/his reasonable attorneys' fees.

                  Please execute the extra copy of this letter agreement in the space below and return it to the undersigned at the address set forth above to confirm your understanding and acceptance of the agreements contained herein.




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                                        Very truly yours,

                                        RENAISSANCE COSMETICS, INC.



                                        By: /s/ Norbert Becker
                                            ---------------------------
                                        Name:   Norbert Becker
                                        Title:  Chief Executive Officer

Accepted and agreed to:
-----------------------

MR.  SEAN GREENE



  /s/ Sean E. Greene
-----------------------